                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]

Filed by a party other than the Registrant           [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to (section)240.14a-12

                              METALDYNE CORPORATION

                       (formerly known as MascoTech, Inc.)
                       -----------------------------------
                (Name of Registrant as Specified In Its Charter)


                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
      4)   Proposed maximum aggregate value of transaction:
      5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
           2)   Form, Schedule of Registration Statement No.:
           3)   Filing Party:
           4)   Date Filed:



April 15, 2002

                              METALDYNE CORPORATION
                               47659 Halyard Drive
                          Plymouth, Michigan 48170-2429



                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ---------------------


                                          Date:    May 8, 2003
                                          Time:    9:00 a.m.
                                          Place:   Metaldyne Corporation
                                                   47659 Halyard Drive
                                                   Plymouth, Michigan 48170-2429

The purposes of the Annual Meeting are:

     1. To elect ten Directors; and

     2. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 1, 2003 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002 is enclosed.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the meeting, you are requested to sign and return the Proxy in the enclosed postage prepaid envelope.


                                            By Order of the Board of Directors,


                                            /s/ R. Jeffrey Pollock
                                            ---------------------------
                                            R. JEFFREY POLLOCK
                                            Secretary




April 22, 2003

                                 PROXY STATEMENT

                              ---------------------

                        ANNUAL MEETING OF STOCKHOLDERS OF
                              METALDYNE CORPORATION

                              ---------------------
                                   May 8, 2003


                               GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Metaldyne Corporation for use at the Annual Meeting of Stockholders of Metaldyne to be held at our offices at 47659 Halyard Drive, Plymouth, Michigan 48170-2429, on Thursday, May 8, 2003 at 9:00 a.m., and at any adjournment of the meeting. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 22, 2003.

     We will bear the expense of this solicitation, which will be made by regular mail. Stockholders of record at the close of business on April 1, 2003 are entitled to notice of and to vote at the meeting. On that date, there were 44,643,637 shares of our common stock, $1 par value, outstanding and entitled to vote, including 846,960 shares of unvested restricted stock issued under our restricted stock plan. Each share of outstanding common stock entitles the holder to one vote. A quorum for the conduct of business consists of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting. Abstentions will be counted toward the establishment of a quorum.

     The shares represented by the Proxy will be voted as instructed, if received in time for the meeting. Any stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy, or by notifying us in writing (Attention: R. Jeffrey Pollock, Secretary, at our executive offices at 47603 Halyard Drive, Plymouth, Michigan 48170-2429) of such revocation.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Ten members of the Board of Directors are to be elected at this year's meeting. The Shareholders Agreement entered into in connection with our November 28, 2000 recapitalization contains contractual provisions regarding the election of our directors. Owners of an aggregate of approximately 92% of our outstanding common stock are party to the Shareholders Agreement.

     The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

     (1) an amendment to our Bylaws to provide that the authorized number of directors on our board of directors shall be as recommended by Heartland Industrial Partners, L.P. ("Heartland") in its sole discretion; and

     (2)  the election to the board of directors of:

          o such number of directors as shall constitute a majority of the board of directors as designated by Heartland;

          o one director designated by Masco Corporation ("Masco"); and

          o one director designated by Credit Suisse First Boston Equity Partners, L.P. ("CSFB") after consultation with Heartland. CSFB has not designated a director this year, but, subject to certain terms and conditions of the Shareholders Agreement, retains the right to designate a director at any time in the future.

     As a result of the Shareholders Agreement, Heartland has the ability to elect a majority of the directors.

     The board of directors expects that the persons named in the Proxy will vote the shares represented by each Proxy for the election as directors of the nominees listed below unless a contrary direction is indicated. Directors are elected by a plurality of the votes cast. Abstentions (indicated on the Proxy as "withhold authority") will not be treated as votes cast, and therefore will not affect the election.

     The following information describes the backgrounds and business experience of the nominees for director as set forth below:

     Gary M. Banks, 52, was elected as one of our directors in connection with the recapitalization and is a Senior Managing Director of Heartland. He has served as a Director of Documentum, Inc., an enterprise content management company, since March 1999, and as Vice President and Chief Information Officer of Sithe Energies, an electricity generation trading company, from October 1999 to May 2000. From August 1998 to July 1999, he was Vice President and Chief Information Officer for Xerox Corporation, a manufacturing company. From June 1992 to July 1998, Mr. Banks served as Director MIS for the agricultural division of Monsanto Inc., a life sciences company. Before joining Monsanto, he spent 15 years with Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Banks is a director of TriMas Corporation ("TriMas").

     Charles E. Becker, 55, was the Chief Executive Officer and co-owner of Becker Group, Inc., a global automotive interiors components supplier, for over 25 years. Mr. Becker is also the owner and Chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including manufacturing, real estate and services industries. Mr. Becker is a director of Collins & Aikman and TriMas.

     Marshall A. Cohen, 68, was elected as one of our directors in connection with the recapitalization. He is also a director of American International Group, Inc., Barrick Gold Corporation, The Toronto-Dominion Financial Group, The Goldfarb Corporation, Lafarge Corporation, SMK Speedy International Inc., Premor Inc., The Quorum Group (Vice Chairman), Hayes International, Inc., Golf Town Canada Inc. and Collins & Aikman. From November 1988 to September 1996, he was President and Chief Executive Officer and a director of The Molson Companies Limited. Mr. Cohen serves on the Advisory Boards of The Blackstone Group and Heartland.

     Cynthia L. Hess, 46, was elected as one of our directors in connection with the recapitalization. She is the owner and Chief Executive Officer of Hess Group LLC. Prior to forming Hess Group in 2002, she was a Senior Managing Director of Heartland. She was formerly Vice President of Corporate Quality for DaimlerChrysler Corp. ("DaimlerChrysler"), where she led the corporate strategy for quality improvement and facilitated quality plan execution. In her 22 years with DaimlerChrysler, Ms. Hess held various engineering, manufacturing and procurement supply positions. Ms. Hess is a director of Collins & Aikman.

     Timothy D. Leuliette, 53, was elected as one of our directors in connection with the recapitalization and currently serves as our President and Chief Executive Officer (and the President and Chief Executive Officer, Automotive Group). Mr. Leuliette was elected Chairman of the Board effective April 1, 2002. He is the former Vice Chairman of Detroit Diesel Corp. and has spent 27 years in management of manufacturing and services businesses and in the investment of private capital. Mr. Leuliette joined the Penske Corporation as President and Chief Operating Officer in 1996 to address operational and strategic issues. From 1991 to 1996, Mr. Leuliette served as President and Chief Executive Officer of ITT Automotive. He also serves on a number of corporate and charitable boards, including as a director of The Federal Reserve Bank of Chicago, Detroit Branch. Mr. Leuliette is a Senior Managing Director and one of the co-founders of Heartland. Mr. Leuliette is a director of Collins & Aikman and TriMas.

     J. Michael Losh, 56, was elected as one of our directors in connection with the recapitalization and served as our Chairman of the Board from February 2001 to April 2002. He is a director of Cardinal Health Inc., and The Quaker Oats Company. He was a director of Hughes Electronics from February 1995 to August 2000 and a director of Delphi Automotive Systems Corp. in 1999. Formerly, he was the Executive Vice President and Chief Financial Officer of General Motors Corporation starting in 1994, and prior to that, Vice President and Group Executive of North American Vehicle Sales, Service and Marketing from 1992 to 1994.

     Richard A. Manoogian, 66, served as our Chairman of the Board and director since our formation in 1984 and served as Chief Executive Officer until January 1998. Mr. Manoogian stepped down as Chairman in connection with the recapitalization. He joined Masco in 1958, was elected Vice President and a director in 1964, President in 1968 and Chairman and Chief Executive Officer in 1985. He served as Chairman of the Board of TriMas from 1989 until we acquired it in January 1998. He is also: a director of Bank One Corporation, MSX International, Inc., a former affiliate of ours, Detroit Renaissance and The American Business Conference; Chairman of the Detroit Institute of Arts Board of Directors; and a trustee of the Archives of American Art (Smithsonian Institution), Center for Creative Studies, The Fine Arts Committee of the State Department, the Council of the National Gallery of Art, the Armenian General Benevolent Union, the Detroit Investment Fund, the Henry Ford Museum and Greenfield Village.

     David A. Stockman, 56, was elected as one of our directors in connection with the recapitalization. He is a Senior Managing Director and the founder of Heartland, a buyout firm established in 1999, focused on industrial buyouts and buildups. Prior to founding Heartland, he was a senior managing director of The Blackstone Group L.P. ("Blackstone") and had been with Blackstone since 1988. Mr. Stockman is Chairman of the Board of Collins & Aikman and a director of TriMas and Springs Industries, Inc. ("Springs").

     Daniel P. Tredwell, 45, was elected as one of our directors in connection with the recapitalization. Mr. Tredwell is a Senior Managing Director and one of the co-founders of Heartland. He has two decades of leveraged financing experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is a director of Collins & Aikman, TriMas and Springs.

     Samuel Valenti, III, 57, was elected as one of our directors in connection with the recapitalization and is a Senior Managing Director of Heartland and Chairman of Valenti Capital LLC. He has been a director and President of Masco Capital Corporation since 1988. Mr. Valenti was formerly Vice President -- Investments of Masco from May 1977 to October 1998. Mr. Valenti is a director of Collins & Aikman and Chairman of the Board of TriMas.

     The Board of Directors held five meetings during 2002. During fiscal year 2002, all directors of the Company attended either in person or telephonically 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served. The Audit Committee held five meetings and the Compensation Committee held two meetings during 2002. The Audit Committee reviews our various accounting, financial reporting and internal control functions and makes recommendations to the Board for the selection of independent public accountants. In addition, the Audit Committee monitors the independence of the independent accountants. The Compensation Committee is responsible for developing and maintaining compensation strategies and policies. The Compensation Committee is also responsible for monitoring and administering compensation and employee benefit plans.


COMPENSATION OF DIRECTORS

     Outside directors who are not affiliated with Heartland receive cash compensation of $50,000 per year for their service as members of the Board of Directors, and they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, outside directors not affiliated with Heartland are eligible to receive awards under the Company's 2001 Long Term Equity Incentive Plan.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2003 by:

     o each person known by us to beneficially own more than 5% of our common stock;

     o each of our directors;

     o our Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "Named Executive Officers"); and

     o all of our directors and executive officers as a group.

     The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, we believe each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. There are significant provisions relating to voting and transfers of our common stock in the Shareholders Agreement described under "Certain Relationships and Related Transactions."

                                                                   SHARES OF      PERCENT
                      BENEFICIAL OWNER                           COMMON STOCK     OF CLASS
                      ----------------                           ------------     --------
Heartland Industrial Associates, L.L.C., 55 Railroad Avenue,
 Greenwich, Connecticut 06830(l)(2) .........................     19,121,564        42.8%
Credit Suisse First Boston Equity Partners, L.P., 11 Madison
 Avenue, New York, New York 10010(3) ........................     10,532,545        23.6%
Masco Corporation, 21001 Van Born Road, Taylor, Michigan
 48180 ......................................................      2,492,248         5.6%
Gary M. Banks(2) ............................................             --          --
Charles E. Becker(4) ........................................             --          --
Marshall A. Cohen ...........................................             --          --
Cynthia L. Hess(2) ..........................................             --          --
Timothy D. Leuliette(2)(5) ..................................             --          --
J. Michael Losh .............................................             --          --
William M. Lowe Jr.(5) ......................................             --          --
Richard A. Manoogian(6) .....................................      1,498,188         3.4%
Roy Parrot(5) ...............................................             --          --
David A. Stockman(2) ........................................             --          --
George Thanopoulos(5)(7) ....................................         12,364          *
George Thomas(5) ............................................             --          --
Daniel P. Tredwell(2) .......................................             --          --
Samuel Valenti III(2) .......................................             --          --
All executive officers and directors as a group
 (18 persons)(8) ............................................      1,520,088         3.4%

------------
*     Less than 1%.

(1) The 19,121,564 shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. ("Heartland LLC") as the general partner of each of the limited partnerships which hold shares of common stock directly. These partnerships hold shares of common stock as follows: 18,341,455 shares are held by Heartland; 231,675 shares are held by Heartland Industrial Partners (FF), L.P.; 323,050 shares are held by Heartland Industrial Partners (E1), L.P; 150,256 shares are held by Heartland Industrial Partners (K1), L.P.; and 75,128 shares are held by Heartland Industrial Partners (C1), L.P. In addition, by reason of the Shareholders Agreement summarized under "Certain Relationships and Related Transactions," Heartland LLC may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is disclaimed.

(2) As described in footnote 1 above, 19,121,564 shares are beneficially owned by Heartland LLC. Mr. Stockman is the Managing Member of Heartland LLC, but disclaims beneficial ownership of such shares. Messrs. Banks, Leuliette, Tredwell and Valenti and Ms. Hess are also members of Heartland LLC and also disclaim beneficial ownership of these shares. The business address for each such person is 55 Railroad Avenue, Greenwich, CT 06830.

(3) Of the 10,532,545 shares of common stock beneficially owned by CSFB, 7,402,831 shares are held directly by CSFB; 2,069,282 shares are held by Credit Suisse First Boston Equity Partners (Bermuda), L.P; 6,610 shares are held by Credit Suisse First Boston U.S. Executive Advisors, L.P.; 533,168 shares are held by EMA Partners Fund 2000, L.P.; 343,139 shares are held by EMA Private Equity Fund 2000, L.P.; and 177,515 shares are held by certain CSFB employee funds. In addition, by reason of the Shareholders Agreement summarized under "Certain Relationships and Related Transactions," CSFB may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is disclaimed. Affiliated funds of CSFB are limited partners of Heartland and disclaim beneficial ownership of all shares held by Heartland.

(4) Mr. Becker is a limited partner of Heartland and disclaims beneficial ownership of all shares held by Heartland.

(5) Does not include option grants under our stock option plan. Such options are subject to vesting provisions and are not presently exercisable. Vested options will be exercisable following an initial public offering of our common stock and under certain circumstances, such as a change of control, vesting of options and exercisability may accelerate.

(6) Includes 661,260 shares owned by The Richard and Jane Manoogian Foundation, for which Mr. Manoogian serves as a director. He shares voting and investment power with respect to the securities owned by the foundation, but Mr. Manoogian disclaims beneficial ownership of such securities. Mr. Manoogian is also Chairman of the Board of Masco as well as its Chief Executive Officer. None of the shares beneficially owned by Mr. Manoogian are attributed to or reported as beneficially owned by Masco. Also includes shares of restricted stock, whether vested or not vested, owned by Mr. Manoogian. Restricted stock holders have voting but no investment power over unvested restricted stock. Prior to an underwritten public offering of at least 15% of our common stock, restricted stock holders may not transfer any shares of restricted stock to a person other than a relative of such holder or a trust established for the benefit of a relative of such holder.

(7) These shares represent restricted stock, whether vested or not vested. Restricted stock holders have voting but no investment power over unvested restricted shares. Prior to an underwritten public offering of at least 15% of our common stock, restricted stock holders may not transfer any shares of restricted stock to a person other than a relative of such holder or a trust established for the benefit of a relative of such holder.

(8) This total includes shares, including restricted stock, and excludes options, as described in footnotes (1) -- (7).


                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of non-employee directors: Messrs. Stockman, Cohen, Losh and Manoogian. The Committee is responsible for establishing and administering our executive compensation programs. Matters relating to the administration of our 2001 Long Term Equity Incentive Plan (the "Plan"), the granting of options to purchase our common stock pursuant to the Plan, and the administration of all performance-based executive compensation to our executives are considered and acted upon by the Committee. The

Committee may, in its discretion, delegate some or all of these activities to a subcommittee of non-employee directors, within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), reserving the right to ratify decisions of such subcommittee.


COMPENSATION PHILOSOPHY

     The Committee's compensation philosophy is designed to support our primary objective of creating value for stockholders. The Committee believes that the following compensation strategies for the Company's executive officers, including the Chief Executive Officer, help achieve this objective:

     o Attract and retain talented executives -- The Company provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the same industry as the Company.

     o Emphasize pay for performance -- We believe in offering our executive officers bonuses as incentive compensation if certain performance targets are met. To that end, the Company currently maintains the Annual Value Creation Plan (the "AVCP").

     o Encourage management stock ownership -- The Committee firmly believes that long-term stockholder value will be significantly enhanced by management stock ownership. As a result, the Plan strongly encourages stock ownership by executive officers.

     The Committee's policy is to preserve federal income tax deductions for the Company for compensation paid to our executive officers, to the extent preservation of such deduction is otherwise consistent with the best interests of the Company and our stockholders. To that end, the Committee retains the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy.


CHIEF EXECUTIVE OFFICER COMPENSATION

     Since February 2001, Mr. Leuliette has been our President and Chief Executive Officer at a base salary of $1 million per year. At the time Mr. Leuliette was appointed to act as President and Chief Executive Officer, the Board of Directors approved a total compensation package for Mr. Leuliette that it believed was competitive with total compensation packages of chief executive officers at comparable companies. Greater weight was given to base salary and bonus opportunity in the absence of a current public market for our common stock. In addition to his salary, Mr. Leuliette is eligible, under his employment agreement, to participate in the AVCP. Mr. Leuliette's target bonus level is 100% of base salary. Under the AVCP, executives are awarded bonuses, 75% based on Company performance and 25% based on individual performance. Bonuses under the AVCP can be awarded up to 240% of the target bonus level depending on performance metrics. For the year 2002, the Committee determined that Company performance yielded a bonus at 108% of the target level, and Mr. Leuliette's individual performance yielded a bonus at 240% of the target level. In addition, the Board of Directors awarded Mr. Leuliette a discretionary bonus.


                                        Compensation Committee
                                        David A. Stockman, Chairman
                                        Marshall A. Cohen
                                        J. Michael Losh
                                        Richard A. Manoogian

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

     The following table summarizes the annual and long-term compensation of the Named Executive Officers for 2002.

                                                ANNUAL                    LONG TERM
                                            COMPENSATION(1)          COMPENSATION AWARDS
                                        ----------------------- ------------------------------
                                                                  SECURITIES     RESTRICTED
                                                                  UNDERLYING        STOCK            ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)   OPTIONS(#)(2)   AWARDS($)(3)   COMPENSATION($)(4)
---------------------------      ----    ---------   ---------   -------------   ------------   ------------------
Timothy D. Leuliette(5) ........ 2002    1,000,000   1,650,000            --          --              145,208
 President and Chief             2001    1,000,000   1,000,000     1,033,455          --                    0
 Executive Officer               2000           --          --            --          --                   --
Roy Parrott(6) ................. 2002      446,947     319,535            --          --               76,538
 Group President                 2001      418,413     211,868       153,075          --              107,627
 Business Operations             2000      428,016     178,257            --          --                5,610
George Thomas(7) ............... 2002      359,775     254,963            --          --               63,124
 Driveline & Transmission        2001      317,590     180,484       153,075          --               69,401
 Group President                 2000      316,667     144,922            --          --                    0
William M. Lowe Jr.(8) ......... 2002      330,750     246,362            --          --               28,126
 Executive Vice President        2001      163,558      89,303       153,075          --                    0
 and Chief Financial             2000           --          --            --          --                   --
 Officer
George Thanopoulos(9) .......... 2002      311,987     225,394        61,231          (3)              10,920
 Engine Group                    2001      257,127     156,498        91,844          (3)               6,375
 Group President                 2000           --          --            --          --                   --

----------
(1) Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current SEC thresholds for reporting requirements. Bonuses under the AVCP are paid in the year subsequent to which they are earned. This table reports bonuses in the year earned.

(2) All such options to purchase common stock were granted under the Plan during 2001, except those shown as granted to Mr. Thanopoulos under the Plan during 2002.

(3) Mr. Thanopoulos is the only Named Executive Officer holding restricted shares. These shares were granted under the MascoTech, Inc. 1991 Long Term Stock Incentive Plan. Following the recapitalization, a substitute award was exchanged for the restricted shares. The substitute award shares vest 25% in December 2000; 25% on January 14, 2002; 25% on January 14, 2003; and 25% on January 14, 2004. Holders of substitute awards were entitled to elect cash in lieu of 40% of their vesting shares in December 2000, and on each subsequent vesting date may elect to receive all cash, all unrestricted shares, or a combination of cash and unrestricted shares. In December 2000, Mr. Thanopoulos elected to receive cash in lieu of 3,091 shares at $16.90 per share. On January 14, 2002, Mr. Thanopoulos elected to receive cash for 7,727.50 shares at $18.05 per share in lieu of shares. On January 14, 2003, Mr. Thanopoulos elected to receive cash for 7,727.50 shares at $19.13 per share in lieu of shares. As of January 14, 2003, Mr. Thanopoulos had vested in 4,636.50 shares under the substitute award, and continues to hold 7,727.50 shares which will vest on January 14, 2004 and be payable in additional unrestricted shares (plus .200 times the number of shares otherwise vesting), in cash at $20.28 per share or a combination of cash and shares.

(4) This column includes Metaldyne contributions and allocations under our qualified and nonqualified defined contribution retirement plans for the accounts of each of the Named Executive Officers. Many of these contributions are subject to vesting requirements.

(5) Since February 2001, Mr. Leuliette has been President and Chief Executive Officer at an annual salary of $1,000,000. In addition to his salary, he is eligible for a performance bonus under the AVCP.

(6) In December 2000, Mr. Parrott was appointed Group President of Business Operations at an annual salary of $428,000. In addition to his annual salary, he was eligible for a performance bonus under the AVCP. Mr. Parrott retired from the Company on January 1, 2003.

(7) In December 2000, Mr. Thomas was appointed Group President, Machining and Assembly and in November, 2001, Group President, Driveline & Transmission Group at an annual salary of $351,000. In addition to his annual salary, he is eligible for a performance bonus under the AVCP.

(8) In July 2001, Mr. Lowe was appointed as Chief Financial Officer at an annual salary of $315,000 and he is eligible for a performance bonus under the AVCP.

(9) In October 2001, Mr. Thanopoulos was appointed President, Engine Group at an annual salary of $270,400. In addition to his salary, Mr. Thanopoulos is eligible for a performance bonus under the AVCP.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows options granted to the Named Executive Officers during 2002.

                                                      PERCENT OF TOTAL
                                     NUMBER OF          OPTIONS/SARS
                                     SECURITIES          GRANTED TO       EXERCISE OR                    GRANT DATE
                                     UNDERLYING         EMPLOYEES IN       BASE PRICE     EXPIRATION      PRESENT
NAME                              OPTIONS GRANTED       FISCAL YEAR        PER SHARE         DATE          VALUE*
----                              ---------------     ----------------    ------------    ----------     ----------
Timothy D. Leuliette .........             --                --                  --             --           --
Roy Parrott ..................             --                --                  --             --           --
George Thomas ................             --                --                  --             --           --
William M. Lowe ..............             --                --                  --             --           --
George Thanopoulos ...........         61,231                40%            $ 16.90         6/1/12          N/A

----------
* The present value of the options as of their grant date is not presented as it is not meaningful in the context of Metaldyne's common stock being privately held.


OPTION EXERCISES AND YEAR-END OPTION VALUE

     No options were exercised in 2002 by any of the Named Executive Officers.


PENSION PLANS

     Certain of the Named Executive Officers participate in pension plans maintained by us for certain of our salaried employees. Messrs. Leuliette and Lowe have not participated in any defined benefit plans of the Company. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                                                YEARS OF SERVICE(2)
                     --------------------------------------------------------------------------
REMUNERATION(1)          5           10           15           20           25           30
---------------      ---------   ----------   ----------   ----------   ----------   ----------
$100,000 .........    $ 5,645     $11,290      $ 16,935     $ 22,580     $ 28,225     $ 33,870
 200,000 .........     11,290      22,580        33,870       45,161       56,451       67,741
 300,000 .........     16,935      33,870        50,806       67,741       84,676      101,611
 400,000 .........     22,580      45,161        67,741       90,321      112,902      135,482
 500,000 .........     28,225      56,451        84,676      112,902      141,127      169,352
 600,000 .........     33,870      67,741       101,611      135,482      169,352      203,223

----------
(1) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by us prior to retirement.

(2) Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco plan. The table does not depict Code limitations on tax-qualified plans because one of our plans is a non-qualified plan established to restore for certain salaried employees (including certain of the Named Executive Officers) benefits that are otherwise limited by the Code. As of December 31, 2002, only one of the Named Executive Officers had credited service:
      Mr. Thanopoulos had 18 years of credited service on that date.

     In connection with our acquisition of Simpson Industries in December 2000, certain of our executive officers and other key executives may receive retirement benefits under the former Simpson Industries pension plan in addition to those benefits provided under our other retirement plans. While contributions have not been made to the Simpson Industries pension plan since the acquisition, fixed benefits are payable to former participants upon their retirement from Metaldyne. The approximate annual benefits payable upon retirement if the following Named Executive Officers were to retire at age 65 are: Mr. Parrott $36,706; and Mr. Thomas $3,327. Mr. Parrott also had a frozen accrued benefit under the Simpson Industries supplemental retirement plan, as of the end of 2002, that would pay $115,487 per year starting at age 65.

     During 2002, the Named Executive Officers identified below participated in the Company's Supplemental Executive Retirement Plan ("SERP"), also known as the Nonqualified Deferred Compensation Plan. Contributions to the SERP are unvested until participants complete 5 full years of service, at which point benefits become 100% vested. Contributions to the SERP are based on a participant's age. The following Named Executive Officers received contributions during 2002. The amount of the contribution is included as "All Other Compensation" in the Summary Compensation table above. The vested percentage as of December 31, 2002 for each of the Named Executive Officers is:
Mr. Leuliette 0%; Mr. Thomas 0%; Mr. Lowe 0%; and Mr. Parrott 100%. Contributions are invested in mutual funds managed by Fidelity Investments. Vested benefits are paid upon early or normal retirement. Mr. Thanopoulos was not a participant in the SERP during 2002.


EMPLOYMENT AGREEMENTS

     Messrs. Leuliette, Parrott, Thomas, Lowe and Thanopoulos are each parties to employment contracts with the Company. Mr. Leuliette's contract states that he serves as Chief Executive Officer. Mr. Parrott's contract states that he serves as the President, Business Operations. Mr. Thomas's contract states that he serves as President, Drive Line Group. Mr. Lowe's contract states that he serves as the Executive Vice President and Chief Financial Officer. Mr. Thanopoulos's contract states that he serves as the President, Engine Group. Each contract states that the employee shall devote his full business time and efforts to the performance of his duties and responsibilities. Each agreement provides that the executive will be eligible to participate in the AVCP. Each agreement terminates on December 31, 2003, subject to automatic renewal each year for 1 year unless the Company or the executive provide 30 days written advance notice of nonrenewal.

     Each agreement provides the executive with certain benefits, including participation in the Plan. Under each agreement, the Company may, without cause, and the employee may, for good reason, terminate the agreement. In such an event, Mr. Leuliette would be entitled to salary and bonus continuation payments and certain benefit continuation for a period of 36 months and a prorated bonus for the year of termination. Nonrenewal of the agreement by the Company is not a termination without cause or a termination for cause. Under the contracts of Messrs. Parrott, Thomas, Lowe and Thanopoulos, the salary, bonus and benefit continuation in such events is 24 months, with a prorated bonus for the year of termination. Each agreement provides that the Company may terminate the executive for cause, and that the executive may voluntarily resign at any time without any severance obligations. "Cause" is defined in each of the agreements to include conviction of a felony, the willful and continued failure to follow instructions or neglect of duties. In the event of an involuntary termination or termination by the executive with good reason within 3 years following a change of control, a lump sum severance payment equal to three times base salary and target bonus with benefit continuation is provided. Such a payment may be further increased to cover taxes in the event it constitutes an excess parachute payment to the executive.

     Each of the employment contracts includes noncompetition, nonsolicitation and confidentiality covenants. The noncompetition period runs 2 years from termination of employment for any reason for Messrs. Leuliette, Parrott, Thomas and Thanopoulos and 6 months for Mr. Lowe.


                               PERFORMANCE GRAPH

     Our common stock has not traded publicly. Because there was no market price for our common stock at any time during the past fiscal year, no meaningful presentation of cumulative total stockholder return is available.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2002, the Compensation Committee was composed of Marshall A. Cohen,
J. Michael Losh, Richard A. Manoogian and David A. Stockman. None of Messrs. Cohen, Losh, Manoogian or Stockman is an employee of ours or is at present separately compensated for serving as one of our officers. Mr. Manoogian was formerly our President and Chief Executive Officer. Mr. Manoogian is the Chairman and Chief Executive Officer of Masco, which, along with Metaldyne, is party to the Shareholders Agreement and Corporate Services Agreement described under "Certain Relationships and Related Party Transactions." Mr. Stockman is the Senior Managing Partner of Heartland, which has entered into a Monitoring Agreement and has various other relationships with Metaldyne. See "Certain Relationships and Related Party Transactions."


             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SHAREHOLDERS AGREEMENT

     In connection with the recapitalization, Heartland, CFSB, Masco, Richard Manoogian, their various affiliates and certain other stockholders of Metaldyne entered into a Shareholders Agreement regarding their ownership of our common stock. References to a stockholder below refer only to those that are party to the Shareholders Agreement. References to Heartland and CSFB refer to all of their respective affiliated entities collectively, unless otherwise noted. Owners of an aggregate of approximately 92% of our outstanding common stock are party to the Shareholders Agreement.

     Election of Directors. The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

     (1) an amendment to our Bylaws to provide that the authorized number of directors on our board of directors shall be as recommended by Heartland in its sole discretion.

     (2) the election to the board of directors of:

         o such number of directors as shall constitute a majority of the board of directors as designated by Heartland;

         o one director designated by Masco; and

         o one director designated by CSFB after consultation with Heartland.

Masco's ability to designate one director to the Board of Directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the recapitalization, subject to certain exceptions. CSFB's ability to designate one director to the Board of Directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the recapitalization.

     Transfers of Common Stock. Prior to the date we have consummated a public offering of our common stock of at least $100 million (a "Qualifying Public Equity Offering"), the Shareholders

Agreement restricts transfers of common stock except for transfers: (1) to a permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and
(5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended.

     Right of First Offer. The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering, no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to us. We shall have the option for 15 business days to purchase such shares. If we decline to purchase the shares, then Heartland shall have the right to purchase such shares for an additional 10 business day period. Any shares not purchased by us or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to us or Heartland.

     Tag-Along Rights. The Shareholders Agreement grants to the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon a Qualifying Public Equity Offering.

     Drag-Along Rights. The Shareholders Agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of Metaldyne, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling, and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon a Qualifying Public Equity Offering.

     Information. Pursuant to the Shareholders Agreement, each stockholder party to the agreement is entitled to receive our quarterly and annual financial statements. In addition, such stockholders who maintain 25% of their original equity investment in us will be entitled to receive, prior to a Qualifying Public Equity Offering, certain monthly financial information and certain other information as they may reasonably request, and will have the opportunity to meet with our senior management on an annual basis, and certain stockholders will be able to meet quarterly with our senior management.

     Observer Rights. Our stockholders who are also investors in one of Heartland's funds (each a "HIP Co-Investor"), and who have invested at least $40 million in our common stock or own at least 10% of our outstanding common stock, have the right to attend all meetings of the Board of Directors, including committees thereof, solely in a non-voting observer capacity. These rights terminate upon a Qualifying Public Equity Offering.

     Preemptive Rights. Subject to certain exceptions, the Shareholders Agreement provides that if we issue, sell or grant rights to acquire for cash any shares of common stock or options, warrants or similar instrument or any other security convertible or exchangeable therefore ("Equity Interests"), or any equity security linked to or offered or sold in connection with any of our Equity Interests, then we will be obligated to offer certain stockholders or Heartland the right to purchase at the sale price and on the same terms and conditions of the sale, such amount of shares of common stock or such other Equity Interests as would be necessary for such stockholders or Heartland to maintain their then current beneficial ownership interests in us. These rights terminate upon a Qualifying Public Equity Offering.

     Affiliate Transactions. Subject to certain exceptions, the Shareholders Agreement provides that Heartland and its affiliates will not enter into transactions with us or our subsidiaries involving consideration in excess of $1 million without the approval of Masco and the HIP Co-Investors.

     Registration Rights. The Shareholders Agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, on the earlier of (1) five years after the closing of the recapitalization or (2) an initial public offering of Metaldyne, Heartland, CSFB, Masco and Richard Manoogian have the ability to demand the registration of their shares, subject to various hold back and other agreements. The Shareholders Agreement grants two demand registrations to Masco, one demand registration to Richard Manoogian, three demand registrations to CSFB and an unlimited number of demands to Heartland.

     Approval and Consultation Rights. The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering we will consult with CSFB in respect of any issues that in our good faith judgment are material to our business and operations. In addition, prior to a Qualifying Public Equity Offering, CSFB will have the right to approve:

     o   certain acquisitions by us;

     o   the selection of a chief executive officer;

     o   certain debt restructurings; and

     o   any liquidation or dissolution of us.


MONITORING AGREEMENT

     We and Heartland are parties to a Monitoring Agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. Commencing with 2002, Heartland is entitled to receive a fee for such services equal to the greater of (1) $4 million or
(2) 0.25% of our total assets. The Monitoring Agreement also provides that Heartland will be reimbursed for its reasonable out-of-pocket expenses. Heartland received a fee of $4 million for such services in 2002, plus reimbursement of expenses. In addition to providing ongoing consulting services, Heartland has also agreed to assist in acquisitions, divestitures and financings, for which Heartland will receive a fee equal to 1% of the value of such transactions.


CORPORATE SERVICES AGREEMENT

     Under a Corporate Services Agreement, Masco provides us use of its data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for payment of an annual fee. The fee for such services is to be mutually agreed to by us and Masco and was $0.5 million for fiscal year 2002. We do not presently anticipate utilizing Masco for any material services in 2003, and accordingly, may not be obligated to make payments to it under this agreement. This agreement also provides for various license rights and confidential treatment of information which may arise from Masco performance of research and development services on our behalf.


STOCK PURCHASE AGREEMENT

     On June 6, 2002, we consummated a stock purchase agreement with Heartland under which Heartland and other investors invested approximately $265 million to acquire approximately 66% of the fully diluted common stock of our subsidiary, TriMas. As a result of the investment and other transactions described below, we received $840 million in the form of cash, retirement of debt TriMas owed to us or which was owed by TriMas under our credit agreement and the repurchase of TriMas-originated receivables balances under our receivables facility. We retained shares of TriMas common stock valued at $120 million. In addition, we received a warrant to purchase additional shares of TriMas' common stock valued at $15 million. The common stock and warrants were valued based upon the cash equity investment being made by Heartland and the other investors. Heartland owns approximately 55% and we own approximately 34% of TriMas' fully diluted common stock. In addition, TriMas may seek to repurchase up to $20 million of TriMas' common stock from us at the same price as valued on June 6, 2002, or at such other price as we may agree. On April 2, 2003, TriMas repurchased $1 million of its common stock from us at $20 per share, the same price as it was valued on June 6, 2002.


EMPLOYEE MATTERS

     Pursuant to the stock purchase agreement, outstanding options to purchase our common stock which had not vested and which were held by TriMas employees were canceled on the closing date. Each option held by certain present and former employees which vested on or prior to the closing date were replaced by options to purchase TriMas' common stock, with appropriate adjustments. Pursuant to the stock purchase agreement, TriMas agreed to promptly reimburse us upon our written demand for (i) cash actually paid in redemption of certain shares of our restricted stock held by certain TriMas employees under restricted stock awards, and (ii) 42.01% of the amount of cash actually paid by us to certain other TriMas employees in redemption of restricted stock awards held by such TriMas employees. TriMas also has obligations to reimburse us for the allocated portion of our current and former employee benefit plan responsibilities.


INDEMNIFICATION

     Subject to certain limited exceptions, we, on the one hand, and TriMas, on the other hand, retained the liabilities associated with our respective businesses. Accordingly, TriMas will indemnify and hold us harmless from all liabilities associated with TriMas and its subsidiaries and their respective operations and assets, whenever conducted, and we will indemnify and hold Heartland and TriMas harmless from all liabilities associated with us and our subsidiaries (excluding TriMas and its subsidiaries) and their respective operations and assets, whenever conducted. In addition, we agreed with TriMas to indemnify one another for our allocated share (42.01% in the case of TriMas and 57.99% in our case) of liabilities not readily associated with either business, or otherwise addressed, including certain costs related to the November 2000 recapitalization. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.


CORPORATE SERVICES AGREEMENT

     We and TriMas are party to a services agreement pursuant to which we provide TriMas use of our management information systems, legal, tax, accounting, human resources and other support services in return for payment of an annual fee of $2.5 million, payable in equal quarterly installments of $625,000 for the term of the agreement. The annual fee amount represents what we believe TriMas would pay an unaffiliated third party for such services. The term of the agreement is one year and it is subject to annual renewal at the parties' mutual election.


SALES TRANSACTIONS

     During 2002, we consummated sales transactions with TriMas for approximately $0.5 million.


                  PRICEWATERHOUSECOOPERS FEES FOR FISCAL 2002

     Audit Fees. Audit fees (including expenses) billed (or billable) to us by PricewaterhouseCoopers with respect to the fiscal 2002 financial statements were $954,735.

     Financial Information Systems Design And Implementation Fees. No services were performed by, or fees incurred to, PricewaterhouseCoopers in connection with financial information systems design and implementation projects for fiscal 2002.

     All Other Fees. All other fees billed by PricewaterhouseCoopers with respect to fiscal 2002 were $5,339,676. These fees included: $3,309,275 for audit-related services, including statutory audits, acquisition and disposition audits, audits of employee benefits plans and services related to SEC filings; $1,829,733 for tax services; and $200,668 for other services.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers' independence.

     Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement and are expected to be available to respond to appropriate questions.


                            AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors consists of Messrs. Tredwell, Losh and Valenti, none of whom is independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. The Audit Committee operates under a written charter adopted by the Board of Directors and recommends to the Board of Directors the selection of our independent auditors.

     Management is responsible for our accounting practices, internal controls, the financial reporting process and preparation of our consolidated financial statements. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     Our independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors and satisfied itself as to that firm's independence.

     Based upon the Audit Committee's discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited financial statements as of and for the fiscal year ended December 29, 2002 be included in our Annual Report on Form 10-K for the year ended December 29, 2002 for filing with the SEC.


                                        Audit Committee
                                        Daniel P. Tredwell, Chairman
                                        J. Michael Losh
                                        Samuel Valenti, III


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of copies of such forms furnished to us, or written representations from certain reporting persons, during 2002 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that Messrs. Thanopoulos and Nowak each failed to timely report the incremental vesting and election to take cash in lieu of restricted stock.


             STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in our Proxy Statement and Proxy relating to the 2004 Annual Meeting or at such meeting must provide written notice of such intent to our Chairman or Secretary at our address stated in the Notice of Annual Meeting by December 22, 2003.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting requiring a vote by our stockholders. including any question as to adjournment of the meeting, the persons named in the enclosed proxy will vote the shares represented thereby with respect to such matters in accordance with their best judgment in our interests.


                                        By Order of the Board of Directors


                                        /s/ R. Jeffrey Pollock
                                        ---------------------------
                                        R. JEFFREY POLLOCK
                                        Secretary


Plymouth, Michigan
April 22, 2003

                             METALDYNE CORPORATION

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF METALDYNE CORPORATION (THE "COMPANY"). The undersigned hereby appoints Daniel P. Tredwell and R. Jeffrey Pollock, acting together or individually, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on May 8, 2003, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" ITEM 1 BELOW, SAID ITEM BEING MORE FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE HEREBY ACKNOWLEDGED.

     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ITEM 1 BELOW.

1. ELECTION OF DIRECTORS

     [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

     [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

     Gary M. Banks, Charles E. Becker, Marshall A. Cohen, Cynthia L. Hess, Timothy D. Leuliette, J. Michael Losh, Richard A. Manoogian, David A. Stockman, Daniel P. Tredwell and Samuel Valenti, III.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A
                  LINE THROUGH THE NOMINEE'S NAME LISTED ABOVE.


           (Continued, and to be dated and signed, on the other side)

                         (Continued from the other side)



                                          PLEASE COMPLETE ALL INFORMATION BELOW



                                          Date:                           , 2003
                                               ---------------------------------


                                          --------------------------------------
                                                         Signature


                                          --------------------------------------
                                                         Signature


                                           Please sign exactly as names appear
                                           hereon, indicating official position
                                           or representative capacity, if any.
                                           If shares are held jointly, both
                                           owners should sign.